UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      October 28, 2004

___________________________

EQUIFAX INC.
(Exact name of registrant as specified in its charter)

Georgia	1-6605	58-0401110
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

1550 Peachtree Street, N.W
Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (404) 885-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[   ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

Termination of Stock Plans Not Approved by Shareholders

Equifax Inc. (the “Company”) maintains three equity-based benefit plans that were originally approved by its Board of Directors and were not required to be approved by the Company’s shareholders:  the 1995 Employee Stock Incentive Plan, the 2001 Nonqualified Stock Incentive Plan and the Non-Employee Director Stock Option Plan (the “Non-Approved Plans”).  On October 28, 2004, the Compensation, Human Resources and Management Succession Committee of the Company’s Board of Directors (the “Compensation Committee”), which administers these plans, authorized the termination of the Non-Approved Plans except with respect to outstanding grants under such plans.  On November 1, 2004, the Governance Committee of the Board ratified the termination of the Equifax Inc. Non-Employee Director Stock Option Plan except with respect to outstanding grants under such plan. The terms and conditions applicable to outstanding grants under the Non-Approved Plans have not been changed.  The Company expects to continue to make equity-based awards to director and employee participants under its shareholder-approved 2000 Stock Incentive Plan.

Director Compensation Structure

On November 1, 2004, the Governance Committee of the Board approved a revised compensation structure for non-employee directors effective January 1, 2005.   The principal changes in directors’ compensation are to (1) move the equity component of their annual compensation from stock options to restricted stock units;  and (2) increase meeting fees for Board and Committee meetings.  The major provisions of directors’ compensation structure include the following:

  The annual cash retainer will remain at $35,000 per year.

  Beginning in 2005, directors will be granted annually, at the conclusion of the annual shareholders meeting, 3,000 deferred shares of Company common stock with restrictions that lapse upon the earlier of the first anniversary of grant, the director’s death, disability, retirement or a change in control of the Company.  Directors were previously granted 7,000 stock options per year. The new structure will make the Company’s overall Board fees more competitive, reflect the expected future market practice when stock option expensing is required and more closely link the directors’ equity compensation with shareholder interests.

  The annual committee chair fee will remain at $5,000 per year.

  The meeting fees for board and committee meetings will increase from $1,000 to $1,500 per meeting, to compensate directors for increased demands on their time and increased frequency of meetings, and to make the fees more competitive.

  Beginning in 2005, new directors will receive a one-time grant of 4,000 deferred shares of Company common stock upon their election to the Board, to assist in attracting and retaining qualified new directors.  As a matter of equitable treatment for existing members of the Board, all directors serving at the conclusion of the first Board meeting in 2005 will receive a one-time grant of 4,000 deferred shares of Company common stock.  The restrictions will lapse upon the earlier of the third anniversary of grant, the director’s death, disability, retirement or a change in control of the Company, as such terms are defined in the 2000 Stock Incentive Plan.

Stock Ownership Guidelines for Directors

On November 1, 2004, the Governance Committee of the Board approved guidelines that require non-employee directors to own Company stock having a value of at least four times the annual cash retainer (currently $140,000).  These guidelines are to be achieved by the fourth anniversary of the director’s initial election to the Board, and by the date of the 2008 annual shareholders meeting for current directors.

Amendments to 2000 Stock Incentive Plan

On October 28, 2004 and November 1, 2004, respectively, the Compensation Committee and the Governance Committee of the Board approved amendments to the Equifax Inc. 2000 Stock Incentive Plan (the “2000 Plan”) to permit the issuance of deferred shares of Company common stock to non-employee directors of the Company as part of its overall stock compensation plan for directors.  A copy of the amended 2000 Plan is attached hereto as Exhibit 10.1.

Item 5.02        Departure of Directors or Principal Officers; Election of Directors;
                        Appointment of Principal Officers.

(b)       On November 3, 2004, Dr. Louis W. Sullivan retired from the Board of Directors effective on that date pursuant to the Company’s policy with respect to the normal retirement age for directors.  Dr. Sullivan served as a Class I director since 1995 and was most recently reelected to the Board at the 2003 annual shareholders meeting.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits
10.1	Equifax Inc. 2000 Stock Incentive Plan (as amended through November 1, 2004)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC. By: /s/ Donald T. Heroman Name: Donald T. Heroman Title: Chief Financial Officer

Date: November 3, 2004

Exhibit Index

The following exhibit is being filed with this report:

Exhibit No.	Description
10.1	Equifax Inc. 2000 Stock Incentive Plan (as amended through November 1, 2004).

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